EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-181559, No. 333-199515, and No. 333-222218) on Form S-8 of our reports dated April 27, 2020, relating to (1) the consolidated financial statements and the financial statement schedule of Vipshop Holdings Limited and its subsidiaries (collectively, the “Company”), and (2) the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2019.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 27, 2020